Exhibit 8.1

Performance Shipping Inc.
373 Syngrou Avenue
175 64 Palaio Faliro
Athens, Greece

July 19, 2022

Performance Shipping Inc.: Exhibit 8.1 Opinion

To Whom It May Concern:

We have acted as counsel to Performance Shipping Inc., a Marshall Islands corporation (the “Company”), in connection with the issuance and sale by the Company of an aggregate of 17,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Shares”). The Common Shares are being issued and sold pursuant to the Company’s Registration Statement on Form F-3 (333-237637) filed April 17, 2020, as thereafter amended or supplemented, and declared effective on April 23, 2020 (the “Registration Statement”), the prospectus dated April 23, 2020, as thereafter amended or supplemented (the “Base Prospectus”), and the prospectus supplement to the Base Prospectus dated July 18, 2022 (the “Prospectus Supplement”).

As such counsel, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the following documents:

(a)	the Registration Statement, the Base Prospectus, and the Prospectus Supplement;

(b)	the securities purchase agreement (the “Purchase Agreement”) dated July 18, 2022 made between the Company and the purchasers named therein relating to the issuance and sale of the Common Shares;

(c)	the Company’s amended and restated articles of incorporation and amended and restated bylaws;

(d)
the Company’s annual report (the “Annual Report”) on Form 20-F for the fiscal year ended December 31, 2021 and filed March 11, 2022, which is incorporated by reference into the Prospectus Supplement; and

(e)
such other papers, documents, agreements, certificates of public officials and certificates of representatives of the Company as we have deemed relevant and necessary as the basis for the opinions hereafter expressed.

In such examination, we have assumed (a) the legal competence or capacity of persons or entities (other than the Company) to complete the execution of documents, (b) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (c) the conformity to original documents of all documents submitted to us as conformed or photostatic copies, (d) that the documents reviewed by us in connection with the rendering of the opinions set forth herein are true, correct and complete, and (e) the truthfulness of each statement as to all factual matters contained in any document or certificate encompassed within the due diligence review undertaken by us. As to matters of fact material to this opinion that have not been independently established, we have relied upon the representations and certificates of officers or representatives of the Company and of public officials, in each case as we have deemed relevant and appropriate. We have not independently verified the facts so relied on.

We have reviewed the discussion set forth in the Annual Report under the caption “Tax Considerations—United States Federal Income Tax Consequences—United States Federal Income Taxation of U.S. Holders.”  Based on the representations, covenants, assumptions, conditions and qualifications described in such section, and taking into account the fact that the discussions set forth in such section do not purport to discuss all possible U.S. federal income tax consequences of the ownership and disposition of the Common Shares, and subject to the qualifications, limitations and assumptions set forth herein, we confirm that the discussions set forth in such section, to the extent they constitute summaries of law or legal conclusions, unless otherwise noted, constitute our opinion with respect to the material U.S. federal income tax consequences of the ownership and disposition of the Common Shares, as of the date of the Registration Statement, and accurately state our views as to the tax matters discussed therein (except for the representations and statements of fact of the Company included under such caption, as to which we express no opinion). We express no opinion as to any U.S. federal income tax consequences other than the opinion set forth above. Except as set forth in the paragraph below concerning Marshall Islands tax considerations, we express no opinion with respect to tax consequences under any state, local, or non-U.S. tax law.

We have reviewed the discussion set forth in the Annual Report under the caption “Tax Considerations—Marshall Islands Tax Consequences.”  Based on the facts as set forth in the Annual Report, Registration Statement and the Prospectus, and having regard to legal considerations which we deem relevant, and subject to the qualifications, limitations and assumptions set forth herein, we confirm that the statements in such discussion, to the extent they constitute legal conclusions, unless otherwise noted, are the opinion of Watson Farley & Williams LLP with respect to Marshall Islands tax consequences as of the date of the Prospectus (except for the representations and statements of fact of the Company included under such caption, as to which we express no opinion).

Our opinions and the tax discussion as set forth in the Annual Report are based on the current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service which may be cited or used as precedents and case law, and the law of the Republic of the Marshall Islands as in effect on the date hereof, any of which may be changed at any time with retroactive effect. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

We consent to the filing of this opinion as an exhibit to a Current Report on Form 6-K, the discussion of this opinion in the Registration Statement and to the references to our firm in the Registration Statement and the Prospectus.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act.

Very truly yours,

Watson Farley & Williams LLP

/s/ Watson Farley & Williams LLP